UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  January 7, 2011 (January 4, 2011)

Information Services Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33287	20-5261587
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

Two Stamford Plaza

281 Tresser Boulevard

Stamford, CT 06901

(Address of principal executive offices)

(203) 517-3100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(c)           On January 4, 2011, upon the closing of the acquisition of CCGH Limited (“Compass”), Mr. David Whitmore, 51, became Vice Chairman of Information Services Group, Inc. (the “Company”) and Chief Executive Officer of Compass, a wholly-owned subsidiary of the Company.  Mr. Whitmore joined Compass in 2007.  Prior to joining Compass Mr. Whitmore was the Chief Executive of 4future, a UK based consulting firm from 2005 to 2007, and was previously European President of Proudfoot Consulting in 2004. Prior to that he spent over 20 years at Arthur Andersen where from 2001 he was Managing Partner of the European, Middle East and Africa Assurance and Business Advisory business and before that the Managing Partner of the UK business.  Mr. Whitmore is also a Member of the Advisory Board of the Warwick Business School.

On January 4, 2011, upon the closing of the acquisition of Compass, Mr. Whitmore’s employment letter with the Company (the “Employment Letter”) became effective.  A copy of the Employment Letter is attached as Exhibit 10.1 and is incorporated herein by reference.  Pursuant to the Employment Letter, Mr. Whitmore will receive a base salary of GBP244,000 and a target Annual Incentive Plan (“AIP”) bonus opportunity of GBP190,000 for 2011.

(e)           On January 7, 2011, the Company entered into Change in Control Agreements (each, a “Change in Control Agreement”) with each of Michael P. Connors, Chairman and Chief Executive Officer of the Company, and David E. Berger, Executive Vice President and Chief Financial Officer of the Company, pursuant to which Mr. Connors and Mr. Berger are eligible to receive certain severance payments and benefits upon certain terminations of employment in connection with a “Change in Control” (as defined in the Change in Control Agreement) of the Company, subject to the terms and conditions described in the Change in Control Agreement.

The Change in Control Agreements are in effect for the period from January 7, 2011 (the “Effective Date”) through January 7, 2013, but will automatically extend for successive one-year periods unless a notice of non-renewal is given at least one year before the then scheduled expiration of the term.  However, if a Change in Control has occurred prior to expiration of the then current term, the term shall continue until the date that is at least 24 months after such Change in Control.  The Change in Control Agreements provide severance upon a qualifying termination (generally, a termination of employment by the Company without “Cause” or by Mr. Connors or Mr. Berger for “Good Reason” (as each term is defined in the Change in Control Agreement)) at any time during the 24 month period following a Change in Control or within 60 days prior to a Change in Control if such termination without Cause or the event or circumstance giving rise to a termination for Good Reason is at the direction of a person who has entered into an agreement with the Company that will constitute a Change in Control.  Upon such qualifying termination, Mr. Connors and Mr. Berger will be entitled to receive the following: (i) a lump-sum cash severance payment equal to 2.0 times (1.0 times for Mr. Berger) the sum of the base salary at termination (or the base salary in effect immediately prior to the Change in Control if such base salary is greater) plus the greater of the annual target bonus for the year in which notice of termination is given or the year in which the Change in Control occurs; (ii) a lump-sum cash payment of any accrued but unpaid base salary, any unpaid bonus for the year prior to the year of termination that would have been paid if Mr. Connors or Mr. Berger had remained employed through the determination date of such bonus, a pro rata portion of the target bonus for the year of termination, and any accrued vacation pay; and (iii) a cash payment equal to the cost of continuation coverage for medical, dental and vision plans during the applicable COBRA continuation coverage period. Payments under the Change in Control Agreements are subject to the execution, delivery and non-revocation of a release of claims against the Company.  In addition, during their employment and for the 12 month period following any termination of employment, each of Mr. Connors and Mr. Berger agree not to employ, retain or solicit (or cause any entity to employ, retain or solicit) any employees of the Company.

In the event Mr. Connors or Mr. Berger would have otherwise incurred excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended, the payments to Mr. Connors and to Mr. Berger may be reduced to the “safe harbor amount” such that no such excise taxes would be due, if such reduction would result in Mr. Connors and Mr. Berger being in a better net after tax position.

The foregoing description is qualified in its entirety by reference to the Change in Control Agreement for each of Mr. Connors and Mr. Berger, which are attached hereto as Exhibit 10.2 and Exhibit 10.3, and are incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits.

10.1                           Employment Letter for David Whitmore, effective January 4, 2011

10.2                           Change in Control Agreement for Michael P. Connors, dated January 7, 2011

10.3                           Change in Control Agreement for David E. Berger, dated January 7, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2011	INFORMATION SERVICES GROUP, INC.

	By:	/s/ Michael P. Connors
Michael P. Connors
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Letter for David Whitmore, effective January 4, 2011

10.2	Change in Control Agreement for Michael P. Connors, dated January 7, 2011

10.3	Change in Control Agreement for David E. Berger, dated January 7, 2011